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                                                                   EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use in this Amendment No. 2 to Registration Statement No. 333-05525 of E*TRADE Group, Inc. of our report dated November 20, 1995
(        as to Note 10), appearing in the Prospectus, which is part of the
Registration Statement.

  We also consent to the reference to us under the heading "Experts" in such Prospectus, which is part of this Registration Statement.


August   , 1996

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  The accompanying consolidated financial statements give effect to the reincorporation of the Company in Delaware, an increase in the number of authorized shares to 50,000,000 and the related exchange of each share of common stock of the Company for 60 shares of common stock of the Delaware Corporation in July 1996. The above consent is in the form which will be signed by Deloitte and Touche LLP upon completion of such exchange of the Company's outstanding common stock described in Note 10 to the consolidated financial statements and assuming that from August 1, 1996 to the date of such completion, no other material events have occurred that would affect the accompanying consolidated financial statements or required disclosure therein.

DELOITTE & TOUCHE LLP


August 1, 1996